UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2005

Commission file number 1-8777

VIRCO MFG. CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	95-1613718

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2027 Harpers Way, Torrance, California	90501

(Address of principal executive officer)	(Zip Code)

Registrant’s telephone number, including area code (310) 533-0474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective February 1, 2005, Virco Mfg Corporation (the “Company”) and FHL Group, a California corporation (“FHL”) entered into a new Industrial/Commercial Single-Tenant Lease – Net, relating to the lease of the Company’s Los Angeles facilities, located at 2027 Harpers Way, Torrance California (the “Commercial Lease”).

The Commercial Lease provides for an initial term of five years and one month, which expires on February 28, 2010, a base rent of $213,817.50 per month (the “Base Rent”), a security deposit of $213,817.50, and one option to extend the initial term of the Commercial Lease by an additional five years.

The Base Rent is subject to the following adjustments:

One-half of the Base Rent abates for February 2005 and March 2005, provided that, at the expiration of the Commercial Lease, the Company has fully, faithfully and punctually performed all of its obligations under the Commercial Lease and has surrendered the leased premises and leased building in the condition required by the Commercial Lease. However, the abated rent will become due and payable at any time that the Company does not cure a default under the Commercial Lease within any applicable notice period.

The Base Rent is subject to increase, effective August 1, 2007, by an amount equal to the greatest of the following:

1.	Three percent (3%) per annum, compounded, from February 1, 2005 through July 31, 2007; and

2.	The annual percentage increase, if any, compounded, in the Consumer Price Index-Urban Wage Earners and Clerical Workers (Los Angeles, All Items, Base: 1982-84=100) (the “Index”).

However, the amount of any increase may not exceed six percent (6%) per annum, compounded, from February 1, 2005 through July 31, 2007. The Base Rent as so increased will remain in effect for the remainder of the original term of the Commercial Lease.

FHL may, among other things, terminate the Commercial Lease and recover from the Company:

1.	The unpaid rent at the time of termination;

2.	The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of the rental loss that the Company proves could have been reasonable avoided;

3.	The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the rental loss that the Company proves could have been reasonable avoided; and

4.	Any other amount necessary to compensate FHL for any detriment proximately caused by the Company’s failure to perform its obligations under the Commercial Lease or which in the ordinary course would likely to result from such a failure to perform, in the event that the Company commits certain defaults under the Commercial Lease relating to the abandonment of the premises, certain payment defaults, certain failures to provide reasonable written evidence of compliance with the terms of the Commercial Lease, certain failures to comply with the terms, conditions, covenants or provisions of the Commercial Lease that continue for 30 days after notice thereof, certain bankruptcy and insolvency events, to the provision of materially false financial statements to FHL.

The Commercial Lease is attached hereto as Exhibit 99.1 and is hereby incorporated in its entirety by reference. The description of the Commercial Lease included in this item is qualified in its entirety by reference to the Commercial Lease.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01(c) Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits.

99.1	Standard Industrial/Commercial Single-Tenant Lease-Net for 2027 Harpers Way, Torrance California, dated as of February 1, 2005, by and between Virco Mfg. Corporation, a Delaware corporation, and FHL Group, a California corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRCO MFG. CORPORATION
Date: February 3, 2005	By:	/s/ Robert A. Virtue
Robert A. Virtue
Chief Executive Officer and Chairman of the Board of Directors

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Standard Industrial/Commercial Single-Tenant Lease-Net for 2027 Harpers Way, Torrance California, dated as of February 1, 2005, by and between Virco Mfg. Corporation, a Delaware corporation, and FHL Group, a California corporation.